Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Centrue Bank, a state chartered commercial bank

Centrue Service Corporation, an Illinois corporation

Centrue Insurance Agency, Inc., an Illinois corporation

Kankakee Capital Trust I, a Delaware statutory trust

Centrue Statutory Trust II, a Connecticut statutory trust